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                                                                  EXHIBIT 11.02

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                             (DEBTOR IN POSSESSION)
      COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                         THREE MONTHS
                                                                            ENDED
                                                                           JUNE 30,
                                                               ------------------------------
                                                                   1997                  1996
                                                                   ----                  ----
COMPUTATION OF LOSS PER COMMON SHARE:
   Net income (loss) .....................................     $        139      $       (621)
   Dividend requirement on $2.4375 preferred stock .......                0            (1,402)
                                                               ------------      ------------
   Net income (loss) applicable to common stock ..........     $        139      $     (2,023)
                                                               ============      ============

LOSS PER COMMON SHARE--ASSUMING
NO AND FULL DILUTION:
   Net income (loss) .....................................     $       0.01      $      (0.05)
   Dividend requirement on $2.4375 preferred stock .......                              (0.10)
                                                               ------------      ============
   Net income (loss) per common share ....................     $       0.01      $      (0.15)
                                                               ============      ============

COMPUTATION OF WEIGHTED AVERAGE COMMON SHARES--
  PRIMARY AND FULLY DILUTED:
   Weighted average number of common shares outstanding ..       22,035,860        12,666,545
   Common shares issuable for warrants and under incentive
      stock option plan ..................................                            890,250
   Less shares assumed repurchased with proceeds .........                           (500,035)
                                                               ------------      ------------
                                                                 22,035,860        13,056,760
                                                               ============      ============
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